SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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☐	Soliciting Material Pursuant to § 240.14a-12
LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Lifevantage Corporation
11545 W. Bernardo Court, Suite 301
San Diego, California 92127
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On January 7, 2009
Dear Shareholder:
     You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Lifevantage Corporation, a Colorado corporation (the “Company”). The meeting will be held on January 7, 2009 at 9:00 a.m. local time in Denver, Colorado for the following purposes:
1.	To elect six (6) directors to hold office for a one-year term expiring at the 2009 Annual Meeting of Shareholders and until their respective successors are elected and qualified.
2.	To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as independent auditors of the Company for its fiscal year ending June 30, 2009.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.
     Our Board of Directors has fixed November 20, 2008 as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
/s/ Bradford K. Amman
Bradford K. Amman
Secretary

San Diego, California
October 28, 2008

     You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Lifevantage Corporation
11545 W. Bernardo Court, Suite 301
San Diego, California 92127
PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS
November 20, 2008
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
     We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Lifevantage Corporation (sometimes referred to as the “Company” or “LifeVantage”) is soliciting your proxy to vote at the 2008 Annual Meeting of Shareholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
     We intend to mail this proxy statement and accompanying proxy card on or about November 20, 2008 to all our shareholders of record as of the record date entitled to vote at the annual meeting.
Where and when is the Annual Meeting?
     The annual meeting will take place January 7, 2009 at 9:00 a.m. local time at Plaza Tower One, First-floor Conference Center, 6400 S. Fiddler’s Green Circle, Greenwood Village, Colorado 80111.
What am I voting on?
     There are two matters scheduled to be voted on by shareholders at the annual meeting:
•	Election of six (6) directors to our Board of Directors; and

•	Approval of a proposal to ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as independent auditors of the Company for its fiscal year ending June 30, 2009.
Who can vote at the annual meeting?
     Only shareholders of record at the close of business on November 20, 2008 will be entitled to vote at the annual meeting. As of October 27, 2008, there were 24,766,117 shares of common stock outstanding and entitled to vote.
     Shareholders of Record: Shares Registered in Your Name
     If on November 20, 2008 your shares were registered directly in your name with our transfer agent, Computershare Trust Co., Inc., then you are a shareholder of record. As a shareholder of record, you may vote by proxy or vote in person at the meeting. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.
     Beneficial Owner: Shares Registered in the Name of a Broker or Bank
     If on November 20, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting provided that you bring with you proof of your beneficial ownership of shares, such as a brokerage account statement. However, if you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?
     You may either vote “For” all the nominees to our Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:
     Shareholder of Record: Shares Registered in Your Name
     If you are a shareholder of record, you may vote by proxy using the enclosed proxy card or in person at the annual meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.
•	Voting Your Proxy By Mail. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	Vote in Person. To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
     Beneficial Owner: Shares Registered in the Name of Broker or Bank
     If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from LifeVantage. Simply complete and mail the proxy card to ensure that your vote is counted.
How many votes do I have?
     On each matter to be voted upon, you have one vote for each share of common stock you own as of November 20, 2008.
How are votes counted?
     Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes.
     Because the approval of each proposal (other than the election of directors) requires the affirmative vote of a majority of the outstanding shares of common stock, abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are broker non-votes?
     When a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted are called “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority on certain “non-routine” proposals under the rules of the New York Stock Exchange (NYSE) and the beneficial owner has not instructed the broker how to vote on these proposals. Both the election of directors and ratification of the selection of our independent registered public accounting firm are considered “routine” matters under the rules and interpretations of the NYSE.

How many votes are needed to approve each proposal?
•	For the election of directors, the six (6) nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	The ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditor for the fiscal year ended June 30, 2009 will be approved if a majority of the outstanding shares vote “For” such ratification. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
What does it mean if I receive more than one proxy card?
     If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
     Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to LifeVantage’s Secretary at 11545 W. Bernardo Court, Suite 301, San Diego, California 92127; or

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
     If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank to change your vote.
What if I return a proxy card but do not make specific choices?
     If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all six (6) nominees for director and “For” the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditor for our fiscal year ending June 30, 2009. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
What is the quorum requirement?
     A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by shareholders present at the meeting or by proxy. As of October 27, 2008, there were 24,766,117 shares of common stock outstanding and entitled to vote. Thus, 12,383,059 shares of common stock must be represented by shareholders present at the meeting in person or by proxy to constitute a quorum.
     Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of our shareholders entitled to vote at the meeting, present in person or by proxy, shall have the power to adjourn the meeting to another date.
Who is paying for this proxy solicitation?
     We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are shareholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by July 23, 2009 to LifeVantage’s Secretary at 11545 W. Bernardo Court, Suite 301, San Diego, California 92127. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by no earlier than July 23, 2009 and no later than August 22, 2009. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations.
How can I find out the results of the voting at the annual meeting?
     Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2009, which we expect to file on or before February 16, 2009. You can obtain a copy of the Form 10-Q, once it is filed, on our website at www.lifevantage.com, by calling the Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this proxy statement.
IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR IDENTIFIED BELOW (UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY) AND “FOR” PROPOSAL 2 BELOW. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE COMPANY’S BOARD OF DIRECTORS, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS.

PROPOSAL 1 – ELECTION OF DIRECTORS
     LifeVantage’s Board of Directors consists of six (6) directors. Our Board of Directors proposes that Mr. David W. Brown, Dr. James D. Crapo, Mr. Jack R. Thompson, Dr. Joe M. McCord, Mr. Richard Doutre’ Jones and Mr. Garry Mauro be elected as directors of the Company. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. We encourage nominees for directors to attend the annual meeting. All of the nominees for election as a director at the Company’s 2007 Annual Meeting of Shareholders attended the 2007 Annual Meeting of Shareholders. Each of the nominees listed below, except for Mr. David Brown, Mr. Richard Doutre’ Jones and Mr. Garry Mauro, is currently a director of the Company who was previously elected by the shareholders. Mr. Brown was elected to the Company’s Board of Directors on February 21, 2008 and Messrs. Jones and Mauro were elected to the Company’s Board of Directors on March 21, 2008 upon the unanimous approval of the Board of Directors.
     Directors are elected by a plurality of the votes properly cast in person or by proxy. Cumulative voting is not permitted. The six (6) nominees receiving the highest number of affirmative votes will be elected. Shares represented by properly executed proxies will be voted, if authority to do so is not withheld, for the election of the six (6) nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
Information Concerning Director Nominees
     The following information is furnished with respect to each of the director nominees for election at the 2008 Annual Meeting of Shareholders:

Name	Age	Principal Occupation/Position with Company
Mr. David W. Brown	45	President and Chief Executive Officer
Dr. James D. Crapo	65	Professor of Medicine/Independent Director
Mr. Jack R. Thompson	59	President, Kepner Educational Excellence Program/Chairman of the Board
Dr. Joe M. McCord	63	Professor of Medicine/Director
Mr. Richard Doutre’ Jones	55	Network Television Executive/Independent Director
Mr. Garry Mauro	60	Independent Director
     MR. DAVID W. BROWN Mr. David Brown was appointed President and CEO of LifeVantage Corporation in January 2008. Prior to joining LifeVantage he most recently was the Managing Director and Co-Founder of Nutrition Business Advisors, a firm founded in 2003 to provide strategic consulting services, capital raising and full-service business development focused on the $130 billion Global Nutrition Industry. During his tenure at Nutrition Business Advisors, Mr. Brown is credited with strategically positioning clients for accelerated growth and successful capitalization to fuel expansion and distribution. Mr. Brown also served as President and CEO of Metabolife International from 2000-2003, where he strategically transitioned the company from its role as one of the nation’s largest direct sales organizations to that of a major force in the retail industry. From 1994 to 2000, Mr. Brown served as the President of Natural Balance, Inc., a Colorado-based dietary supplement company. Mr. Brown began his career as a corporate attorney, serving at the law firm of Ballard, Spahr, Andrews & Ingersoll in 1994 and Kindel & Anderson from 1991 — 1994. Mr. Brown received his Juris Doctorate from Cornell University and Bachelors of Arts from Brigham Young University.
     DR. JAMES D. CRAPO Dr. Crapo has been a member of our Board of Directors since April 2005. Dr. Crapo has nearly 30 years of experience in the health and science field. He has been a Professor at National Jewish Medical and Research Center since June 1996 and served as Executive Vice President of Academic Affairs and Chairman of Medicine from June 1996-2004. National Jewish is a private institution in immunology and allergic diseases. Dr. Crapo also served as Chief Executive Officer of Aeolus Pharmaceuticals, Inc. from July 2004 until December 2004. He was the first scientist to extend Dr. Fridovich’s and Dr. Joe McCord’s original discovery of superoxide dismutase, a natural antioxidant (referred to as “SOD”) to mammalian models of disease. Prior to joining National Jewish, Dr. Crapo spent over 15 years as the Chief of the Pulmonary and Critical Care Medicine Division at Duke University Medical Center. He is involved in a number of professional societies, including service on the NHLBI Advisory Council and serving as President of the American Thoracic Society and President of the Fleischner Society.

     MR. JACK R. THOMPSON Jack R. Thompson has been a member of the Board of Directors since September 2007. Mr. Thompson, who currently serves as an Independent Director and Chairman of the Audit Committee of Sparx Asia Funds and serves as an Independent Director and Member of the Investment Committee of Russell Funds, brings 35 years of financial and operational expertise to the Board of Directors. Mr. Thompson was previously President, CEO and Director of Berger Financial Group. Prior to this, Mr. Thompson was President and Director of Janus Service Corporation and Senior Vice President and Trustee of Janus Funds and Executive Vice President and Chief Operating Officer of Janus Capital Corporation.
     DR. JOE M. MCCORD Dr. McCord has been a member of our Board of Directors since February 2006 and was our Director of Science from April 2004 to October 2007. Dr. McCord together with Dr. Irwin Fridovich discovered SOD in 1969. For this work, Drs. McCord and Fridovich received the Elliot Cresson Medal of the Franklin Institute. Dr. McCord currently serves as Professor of Medicine, Biochemistry, and Microbiology at the University of Colorado at Denver and Health Sciences Center (UCDHSC). Dr. McCord received a lifetime achievement award from the Oxygen Society for outstanding contributions to the field of free radical biology and medicine in 1997. He is Honorary President of the International Society of Antioxidants in Nutrition and Health (ISANH). He chaired the Third International Conference on Superoxide Dismutases: Recent Advances and Clinical Applications, held at the Institut Pasteur in Paris in 2004, as well as earlier conferences in the series. Dr. McCord has published articles in a number of scientific journals, including the New England Journal of Medicine.
     MR. RICHARD DOUTRE’ JONES Richard Doutre’ Jones has a distinguished career in broadcast management, with an impressive background in operations, marketing, Internet, new media, research and sales. In addition, he has in-depth understanding of international business, with a focus on U.S. and Mexico relations. Currently, he serves as the VP/General Manager of Bay City Television, Inc. (which is XETV/San Diego6 (CW) formerly the FOX affiliate) of San Diego. In that capacity, he is responsible for all aspects of the business and is credited with streamlining operations and achieving profitability. Prior to joining Bay City Television, Mr. Doutre’ Jones held management and executive positions in the television industry, including serving as the General Sales Manager, Local Sales Manager and National Sales Manager of KBHKTV-UPN44 in San Francisco, California. He is currently on the Executive Board of the San Diego Ad Club, and has served for many years on the Fox Television Affiliate Board of Governors and various other civic and industry organizations.
     MR. GARRY MAURO Garry Mauro has worked for over 30 years at the local, state and national levels on behalf of both private and public sector entities and is often quoted in the media as an expert on business and political topics. He served for 16 years as Commissioner of the Texas General Land Office overseeing the management of more than 20 million acres of state land, 18,000 oil and gas wells, and the State’s benefit program for Veterans. During his tenure as Commissioner, he also chaired the Veterans Land Board, the School Land Board, the Parks and Wildlife Board for Lease, the Texas Department of Corrections Board for Lease, the University Board for Lease, the Coastal Coordination Council and the Texas Alternative Fuels Council; co-chaired the Sustainable Energy Development Council; and held numerous other board memberships in Texas. His access to key policy-makers and his first-hand knowledge of the governmental process has resulted in legislative initiatives resulting in reductions in air pollution, sales of natural gas, improved recycling efficiencies, creation of a state-of-the-art oil spill response and prevention program, and other legislation considered both environmentally and economically sound. He has received numerous honors and awards for his civic and philanthropic contributions in environmental, political and business arenas, including the “Man of the Year Award” from the Texas League of Women Voters and the “Rising Star of Texas Award” from Texas Business Magazine. In 1998, he was the Texas Democratic Party nominee for Governor.
Board Recommendation
Our Board of Directors recommends the shareholders vote FOR each named director nominee.

Independence of Board of Directors and Committees
     Even though we are not a listed issuer and our shares are not traded on an exchange, in order to determine whether the members of our Board of Directors are independent, the Securities and Exchange Commission (“SEC”) rules require that we use the definition of “independence” of a national securities exchange (such as the New York Stock Exchange or the Nasdaq Stock Market) or national securities association when making this determination. In determining the independence of the members of our Board of Directors, our Board of Directors elected to use the definition of independence contained in Nasdaq Stock Market (“Nasdaq”) listing requirements. As required under Nasdaq listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq as in effect time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, our Board of Directors affirmatively has determined that Dr. Crapo, Mr. Thompson, Mr. Doutre’  Jones and Mr. Mauro are independent directors within the meaning of the applicable Nasdaq listing standards. Mr. Brown, the Company’s current President and Chief Executive Officer, and Dr. McCord, are not independent directors.
Meetings of the Board of Directors and Committees
     During the last fiscal year, our Board of Directors held thirteen (13) meetings. Each of our incumbent directors attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of our Board of Directors on which he served (held during the periods that he served).
Compensation of Directors
The following table shows certain information with respect to the compensation of all non-employee directors of the Company for the fiscal year ended June 30, 2008:
Director Compensation for Fiscal 2008

	Option awards			Total
Name	($)(1)	Fees earned or paid in cash		($)
Dr. James D. Crapo(2)	$19,661	$2,000		$21,661
Dr. Joe M. McCord(3)	$19,661	$2,000		$21,661
Mr. Jack R. Thompson(4)	$13,821	$2,000	*	$15,821
Mr. Richard Doutre’ Jones (5)	$6,530	$2,000		$8,530
Mr. Garry Mauro(6)	$6,530	$2,000		$8,530

*	Accrued not yet paid.

1.	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for stock options granted to the non-employee directors, as determined in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used to calculate these amounts, see Notes 2 and 7 to the Financial Statements included in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2008. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the non-employee directors.

2.	Grant date fair value of option to purchase 120,000 shares of common stock granted in FY2008: $16,585. Total number of shares subject to stock options outstanding at June 30, 2008: 264,000.

3.	Grant date fair value of option to purchase 120,000 shares of common stock granted in FY2008: $16,585. Total number of shares subject to stock options outstanding at June 30, 2008: 360,000..

4.	Grant date fair value of option to purchase 160,000 shares of common stock granted in FY2008: $22,113. Total number of shares subject to stock options outstanding at June 30, 2008: 160,000.

5.	Grant date fair value of option to purchase 100,000 shares of common stock granted in FY2008: $19,592 Total number of shares subject to stock options outstanding at June 30, 2008: 100,000.

6.	Grant date fair value of option to purchase 100,000 shares of common stock granted in FY2008: $19,592 Total number of shares subject to stock options outstanding at June 30, 2008: 100,000.
     Cash Compensation. The Company compensates its Board of Directors with cash compensation of $1,000 per meeting and reimburses our directors for documented business- and travel-related expenses directly related to Company business.
     The director option grants described above were made pursuant to our 2007 Long-Term Incentive Plan.
Committees of the Board of Directors
     Our Board of Directors has (1) an audit committee, (2) a nominating committee, (3) a compensation committee, (4) a science committee and (5) a finance committee. Below is a description of each committee of our Board of Directors.
     Audit Committee
     The audit committee was established by our Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act. The current members of our audit committee are Mr. Jack R. Thompson and Dr. James D. Crapo, with Mr. Thompson serving as chairman. Our Board of Directors has determined that each member of the audit committee qualifies as “independent.” Our Board of Directors has also determined that Mr. Thompson qualifies as an “audit committee financial expert,” as that term is defined in applicable SEC regulations. Our Board of Directors made a qualitative assessment of Mr. Thompson’s level of knowledge and experience based on a number of factors, including his formal education, experience as an executive officer for public reporting companies and his experience as an audit committee chairman for other publicly traded companies. In addition to serving on our audit committee, Mr. Thompson also serves as chairman of the audit committee of Sparx Asia Funds. Our Board of Directors has determined that such simultaneous service does not impair Mr. Thompson’s ability to effectively serve as chairman of our audit committee.
     The audit committee oversees (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements; (3) the engagement of our independent auditor and its qualifications and independence; (4) the performance of our internal auditors and independent auditor; and (5) compliance with our code of ethics and code of business conduct and ethics for our personnel. For this purpose, the audit committee performs several functions. The audit committee evaluates the performance of and assesses the qualifications and independence of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; reviews and approves all related-party transactions; prepares an audit committee report as required by the SEC to be included in the annual proxy statement; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The audit committee operates under a written charter adopted by our Board of Directors that is available on the Company’s website at www.lifevantage.com.
     The audit committee met two (2) times in during our last fiscal year.
     Audit Committee Report1
     The audit committee is responsible for overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualifications and independence, (iv) the performance of our independent registered public accounting firm and (v) compliance with our Code of Ethics and Code of Business Conduct and Ethics. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Ehrhardt Keefe Steiner & Hottman PC, our independent registered public accounting firm, is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, other than the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2008, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

     The committee has held discussions with management and the independent registered public accounting firm. Management represented to the committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The committee received the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed the independence of the independent registered public accounting firm with the firm. In addition, the committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU §380).
     The committee has also considered whether the provision of non-audit services to us is compatible with maintaining the independent registered public accounting firm’s independence. The committee has concluded that the independent registered public accounting firm is independent from us and our management. The committee has reviewed with the independent registered public accounting firm the overall scope and plans for their audit.
     Relying on the foregoing reviews and discussions, the committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2008, for filing with the SEC.
The Audit Committee
Jack R. Thompson, Chairman
James D. Crapo

     Compensation Committee
     The current members of our compensation committee are Dr. Crapo, Mr. Thompson, Mr. Doutre’ Jones, Mr. Mauro and Dr. McCord, with Dr. Crapo serving as chairman. Our Board has determined that all members of the compensation committee except Dr. McCord qualify as “independent.” The compensation committee reviews and approves our overall compensation strategy and policies. The compensation committee (1) reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; (2) reviews and approves the compensation and other terms of employment of our chief executive officer and other executive officers, including the terms of any employment agreements, severance arrangements and change of control arrangements; (3) makes recommendations to our Board of Directors regarding new compensation plans and programs, including equity compensation plans; (4) administers the 2007 Long-Term Incentive Plan and any other similar programs and (5) reviews director compensation and recommends from time to time to our Board of Directors any proposed changes in such compensation. Our Board of Directors has not yet adopted a written charter for the compensation committee, however the compensation committee formulates its compensation recommendations to the Board of Directors based upon Company performance relative to plan.
     The Compensation Committee met nine (9) times during the last fiscal year.
     A discussion of the compensation committee’s processes and procedures for the consideration and determination of executive officer and director compensation is included in the Compensation Discussion and Analysis beginning on page 19 of this Proxy Statement.
     Compensation Committee Interlocks and Insider Participation
     As indicated above, the Company’s compensation committee consists of Dr. Crapo, Mr. Thompson, Mr. Doutre’ Jones, Mr. Mauro and Dr. McCord. Dr. McCord served as the Director of Science of the Company until October of 2007. None of the Company’s executive officers serve as a member of the board of directors or the compensation committee of any entity that has one or more executive officers who serve on the Company’s Board of Directors or compensation committee.
     Compensation Committee Report2
     The compensation committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement. Based upon this review and discussion, the compensation committee recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and its incorporation in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2008, for filing with the SEC.
The Compensation Committee
James D. Crapo, Chairman
Jack R. Thompson
Richard Doutre’ Jones
Garry Mauro
Joe M. McCord

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, other than the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2008, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Nominating Committee
     The current members of our Board of Directors’ nominating committee are Dr. McCord, Dr. Crapo, Mr. Jack Thompson, Mr. David Brown, Mr. Richard Doutre’ Jones and Mr. Gary Mauro, with Dr. McCord serving as Chairman. Our Board has determined that all members of the nominating committee except Mr. Brown and Dr. McCord qualify as “independent.” The nominating committee of our Board of Directors is responsible for (1) identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria set forth below under the section titled “Director Nomination Procedures,” approved by our Board of Directors), (2) reviewing and evaluating incumbent directors, (3) recommending to our Board of Directors candidates for election to the Board of Directors, (4) considering questions of independence of members of the Board of Directors, and (5) assessing the performance of our Board of Directors. Our Board of Directors has not yet adopted a written charter for the nominating committee.
Director Nomination Procedures
     Our Board of Directors has established a nominating committee and assigned certain responsibilities to the committee, but we have not yet adopted a written nominating committee charter. Although we are not a listed issuer and we are not currently required to have a nominating committee charter, our Board of Directors is nonetheless considering the proposed scope of the nominating committee’s responsibilities to be reflected in a written charter. Currently, the nominating committee evaluates and reviews director nominee candidates and our Board of Directors is responsible for proposing a slate of nominees to the shareholders for election to the board, using information provided by the committee. Each of Mr. Thompson, Dr. Crapo, Dr. McCord, Mr. Brown, Mr. Doutre’ Jones and Mr. Mauro were recommended by our Board of Directors for election at the 2008 Annual Meeting of Shareholders.
     Our members of the nominating committee, and other members of our Board of Directors are the primary sources for the identification of prospective nominees. The nominating committee may also retain third-party search firms to identify director candidates, and the committee may consider proposed nominees that are identified by shareholders in the manner prescribed by our bylaws. In order for a shareholder to recommend a prospective nominee for election to our Board of Directors at a shareholder meeting, our bylaws require that the shareholder (i) be entitled to vote at the meeting, (ii) provide written advance notice regarding such nomination to our corporate Secretary in accordance with the procedures set forth in our bylaws and (iii) be a shareholder of record at the time of giving the notice.
     While the nominating committee currently has no formal written process for evaluating proposed nominees, the members of the committee generally will review the resume of a proposed nominee and consult the proposed nominee’s personal references. The nominating committee conducts any other appropriate and necessary background checks of possible candidates. The committee may also personally interview (and suggest that other members of our Board of Directors interview) the proposed nominee, if the committee considers the proposed nominee sufficiently suitable.
     The nominating committee evaluates the prospective nominee in order to determine whether the nominee has experience and expertise in our industry, the ability to offer sound advice and guidance to management, sufficient time to devote to the affairs of the Company, and has demonstrated excellence in his or her field and the ability to exercise sound business judgment. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, the operating requirements of the Company and its long-term best interests. In conducting this assessment, the nominating committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of our Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the nominating committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The nominating committee may modify these qualifications from time to time and is currently considering whether to establish a set of corporate governance practices and policies with additional standards and qualifications.
     After its evaluation of a candidate’s qualifications, the nominating committee then selects a nominee for recommendation to our Board of Directors by majority vote. The board determines the nominees after considering the recommendation and report of the nominating committee.
     To date, the nominating committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates and the nominating committee has not rejected a timely director nominee from a shareholder or shareholders holding more than 5% of our voting stock. The members of the nominating committee recommended Mr. David Brown, Mr. Richard Doutre’ Jones and Mr. Gary Mauro as a nominee for the Board of Directors.
Other Committees
     In addition to the audit committee, compensation committee and nominating committee, our Board of Directors also has formed a science committee and a finance committee.
     The current members of the science committee are Dr. Crapo and Dr. McCord, with Dr. McCord serving as chairman. This committee meets on an ad hoc basis as our Board of Directors deems necessary to review and advise the Board of Directors with respect to matters assigned by the board from time to time. The science committee has a written mission statement.
     The current members of the finance committee are Mr. Thompson, Mr. Doutre’ Jones, Mr. Mauro and Mr. Brown, with Mr. Thompson serving as chairman. This committee meets on an ad hoc basis as our Board of Directors deems necessary to review financial and fundraising matters.
Shareholder Communications With the Board of Directors
     Shareholders interested in communicating with our Board of Directors, a board committee, the independent directors or an individual director may do so by sending an email to Brad Amman, our Secretary at BradA@Protandim.com or writing to Board of Directors, Lifevantage Corporation, 11545 W. Bernardo Court, Suite 301, San Diego, California 92127, Attention: Secretary. Communications should specify the addressee(s) and the general topic of the communication. Our Secretary will review and sort communications before forwarding them to the addressee(s). If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairman of the appropriate committee.

Information Concerning Our Executive Officers
     The following table sets forth the names, ages and titles of our executive officers.

Name	Age	Position
David W. Brown	45	President and Chief Executive Officer
Bradford K. Amman	46	Chief Financial Officer, Secretary and Treasurer
     Each officer serves at the discretion of our Board of Directors and holds office until his or her successor is appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.
     Set forth below is a description of the background of the persons named above.
     See “Proposal 1 – Election of Directors” for Mr. Brown’s biography.
     BRADFORD K. AMMAN Mr. Amman joined the Company in June 2006 as the Company’s Director of Finance and was subsequently appointed as the Company’s Secretary, Treasurer and Chief Financial Officer. Prior to joining the Company, he provided financial consulting services to a unique client base, including Lifevantage Corporation. Mr. Amman was the Treasurer and Vice President of Finance and Administration for SKYDEX Technologies, Inc. and has served in various senior level financial and accounting roles within the manufacturing and telecom industries. Mr. Amman received his B.S. in Accounting from the University of Denver and his M.B.A. from the University of Notre Dame.

Security Ownership of Certain Beneficial Owners and Management
     The following table sets forth certain information regarding the ownership of the Company’s common stock as of September 30, 2008 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) each person who is known to us to own beneficially more than five percent of our common stock. The shares disclosed in this table are based upon information supplied by officers, directors and principal shareholders and filings made by shareholders with the Securities and Exchange Commission.
     Except as otherwise noted, the address for each person listed below is c/o Lifevantage Corporation, 11545 W. Bernardo Court, Suite 301, San Diego, California 92127.
     The percentages of beneficial ownership set forth below are based on 24,766,117 shares of our common stock issued and outstanding as of September 30, 2008.

Beneficial Owner (1)	Number of Shares		Percent of Class
David W. Brown	625,251	(7)	2.5%
Bradford K. Amman	173,852	(5)	*
Dr. James D. Crapo	829,000	(4)	3.3%
Dr. Joe M. McCord	1,863,466	(2)	7.5%
Jack R. Thompson	719,477	(3)	2.9%
Richard Doutre’ Jones	90,000	(8)	*
Garry Mauro	90,000	(9)	*
Paul R. Myhill 3466 Willowrun Court Castle Rock CO 80109	1,908,711	(6)	7.7%

All named executive officers and directors as a group (seven persons)	4,391,046	(10)	17.7%

*	Less than one percent.

1	The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated in these footnotes and subject to community property laws where applicable, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. In accordance with the beneficial ownership rules of the SEC, the table does not reflect an aggregate of 1,204,167 shares of common stock reserved for issuance upon the exercise of outstanding options not exercisable within 60 days held by certain of our directors and executive officers.

2	Includes 1,606,800 shares of common stock and 146,666 shares which Dr. McCord has the right to acquire or will have the right to acquire within 60 days of September 30, 2008 pursuant to an option to purchase shares of our common stock at $0.49 per share and includes 110,000 shares which Dr. McCord has the right to acquire or will have the right to acquire within 60 days of September 30, 2008 pursuant to an option to purchase shares of our common stock at $0.21 per share.

3.	Includes 359,477 shares held of record by Mr. Thompson, and 60,000 shares which Mr. Thompson has the right to acquire or will have the right to acquire within 60 days of September 30, 2008 pursuant to an option to purchase shares of our common stock at $0.21 per share. Also includes 150,000 “as converted” common shares for which Mr. Thompson has the right to acquire pursuant to a convertible note received in the 2007 private placement and 150,000 shares for which Mr. Thompson has the right to acquire pursuant to warrants issued in the 2007 private placement.

4	Includes 125,000 shares owned by Dr. Crapo and his wife as tenants in common and 450,000 shares held in Dr. Crapo’s Individual Retirement Account. Also includes shares which Dr. Crapo has the right to acquire or will have the right to acquire pursuant to an option to purchase 24,000 shares of our common stock at $3.37 per share, 120,000 shares at $0.49 per share and 110,000 shares for which he has a right to acquire within 60 days of September 30, 2008 at an exercise price of $0.21.

5	Includes 28,614 shares owned by Mr. Amman. Also, includes shares which Mr. Amman has the right to acquire or will have the right to acquire within 60 days of September 30, 2008 pursuant to options to purchase 86,667 shares at $0.76 per share and 28,571 shares at $0.49 per share and 30,000 shares at $0.35 per share.

6	Includes 1,033,766 shares held by Mr. Myhill and 874,945 shares held by Mr. Myhill’s wife. Pursuant to a voting agreement and irrevocable proxy with us dated February 9, 2006, Mr. Myhill and his wife agreed, among other things, to vote their shares of common stock as directed by our Board of Directors until February 7, 2016.

7	Includes shares which Mr. Brown has the right to acquire or will have the right to acquire within 60 days of September 30, 2008 pursuant to an option to purchase 562,500 shares at $0.23 per share and 62,751 shares at $0.30 per share .

8.	Includes shares which Mr. Richard Doutre’ Jones has the right to acquire or will have the right to acquire within 60 days of September 30, 2008 pursuant to an option to purchase 90,000 shares at $0.30 per share.

9.	Includes shares which Mr. Mauro has the right to acquire or will have the right to acquire within 60 days of September 30, 2008 pursuant to an option to purchase 90,000 shares at $0.30 per share.

10.	See notes (2) through (5) and (7) through (9) above.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     This compensation discussion and analysis provides information regarding the compensation that may be awarded to, earned by or paid to the named executed officers. It includes information regarding the objectives of our compensation program, our compensation processes and procedures, each element of compensation that we provide, why we choose these elements, and how we determine the amount of each component to pay. This compensation discussion and analysis should be read in conjunction with the tables and related discussion beginning on page 22 of this Proxy Statement.
     Compensation Program Objectives
     Our executive compensation program is designed to attract, retain and motivate talented executives capable of providing the leadership, vision and execution necessary to achieve our business objectives and create long-term shareholder value. We actively seek to foster a pay-for-performance environment that aligns the interests of our executive officers with the creation of shareholder value. To this end, our compensation program is strongly linked to the delivery of long-term returns to our shareholders, the achievement of short- and long-term strategic business objectives, individual performance, and the demonstration of competencies that are aligned with our culture and values and that will contribute to our long-term success.
     Compensation Program Components and Procedures
     Our compensation committee is responsible for overseeing our compensation policies, plans and programs, and reviewing and determining the salary, bonuses, equity incentives, perquisites, severance arrangements and other related benefits paid to our directors and executive officers. Our compensation committee has implemented a performance based compensation program, which ties a substantial portion of our executives’ overall compensation to the achievement of measurable corporate and individual performance objectives and the creation of shareholder value. As described in more detail below, our executive compensation program consists of one or more of the following key components: base salary, performance-based bonuses, long-term equity incentives and severance and change-in-control benefits. The compensation committee has not established any formal policies or guidelines for allocating compensation between cash and non-cash compensation except that due to cash constraints of the Company, performance based compensation in fiscal 2008 has been in the form of non-cash equity compensation. However, commensurate with the Company’s philosophy of establishing a link between compensation and corporate performance, the compensation committee believes that a significant portion of each executive’s total compensation should be performance-based, reflecting both upside potential and down-side risk.
     The compensation committee’s executive compensation procedure comprises two related elements: the establishment of performance objectives and the determination of executive compensation levels. At the beginning of each fiscal year, the compensation committee approves annual performance objectives for the corporation as a whole and for each individual executive officer. The corporate objectives generally target the achievement of specific product development, corporate development, financial and operational milestones. The individual objectives focus on contributions that are consistent with and support the corporate objectives or are otherwise intended to contribute to the success of the Company. The annual corporate and individual performance objectives are proposed by management and reviewed and approved by the compensation committee. The corporate objectives are also subject to review and approval by the full Board.
     At the conclusion of each fiscal year, the Chief Executive Officer conducts a performance appraisal for each executive officer (other than himself) for the year. The Chief Executive Officer also evaluates the degree of achievement of the annual corporate and individual performance objectives and submits his recommendations to the compensation committee for any base salary increases, bonuses and/or stock option awards for each executive officer (other than himself). The Chief Executive Officer’s recommendations and compensation committee’s determinations are generally based upon a number of factors, including: the executive’s individual performance for the year, the degree of achievement of annual corporate and individual performance objectives, comparisons with market data for compensation paid to comparable executives of other nutraceutical companies, with a particular focus on companies of comparable sizes and stages of development, the executive’s compensation relative to other executive officers at the Company, and the importance of the executive’s continued service with the Company.
     In the case of the Chief Executive Officer, his individual performance appraisal is conducted by the compensation committee, which determines his compensation adjustments and awards, if any, based on these same factors. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the compensation committee regarding his compensation. To the extent approved, any base salary increases, bonuses and/or stock option awards for the executives, including the Chief Executive Officer, are implemented during the first fiscal quarter of the year when possible.
     Compensation Elements
     Our executive compensation program consists of the following key components: base salary, performance-based bonuses, long-term equity incentives and severance and change in control benefits.
     Our compensation committee believes that these four components are the most effective combination in motivating and retaining talented executive officers at this stage in our development. The compensation committee does not have any specific targets for the percentage of compensation represented by each component, although a significant percentage of total compensation is allocated to long-term equity incentives as a result of the compensation philosophy discussed above. As a general matter, subject only to limited exceptions relating to the relocation of executive officers, we do not provide perquisites or benefits for our named executive officers on a basis that is different from other eligible employees.
     Base Salary
     Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate executives for services rendered during the fiscal year, and to ensure that we remain competitive in attracting and retaining executive talent. Base salaries are generally set within a range of salaries paid to industry peers with comparable qualifications, experience, responsibilities and performance at similar companies.
     For newly hired executives, the compensation committee determines base salary on a case-by-case basis by evaluating a number of factors, including the executive’s qualifications and experience, the competitive recruiting environment for his or her services, the executive’s anticipated role and responsibilities with the Company, the executive’s past compensation history, and comparisons to market data regarding compensation levels for comparable executives of other nutraceutical companies of similar sizes and stages of development.
     For continuing executives, the compensation committee reviews base salaries annually as part of the Company’s performance review and appraisal process. Base salary increases, if any, are based primarily on each executive’s job performance for the prior year, as well as a review of competitive market data, the executive’s compensation relative to other executive officers, and the importance of the executive’s continued service with the Company.
     Performance-Based Bonuses
     Our performance-based bonuses are designed to promote the interests of the Company and its shareholders by providing executive officers with the opportunity to earn bonuses based upon the achievement of pre-specified corporate and individual performance objectives, and to assist the Company in attracting and retaining executive talent. During fiscal 2008, the Company has granted bonuses in the form of stock grants under the 2007 Long-Term Incentive Plan as a method of rewarding employees and executive officers for meeting certain performance objectives.
     At the conclusion of each year, the Chief Executive Officer evaluates the degree of achievement of the annual corporate and individual performance objectives, and submits his bonus recommendations to the compensation committee, which determines the final bonus amount, if any, for each executive officer. The compensation committee may determine to grant a bonus even though certain corporate or individual performance objectives are not met. If the compensation committee determines that corporate or individual performance for the year exceeded objectives or was excellent in view of prevailing conditions, the compensation committee may approve corporate or individual performance multipliers. The compensation committee also retains the authority, in its discretion, to identify any unplanned achievements that have been accomplished and to approve adjustments to an executive officer’s bonus award. Bonuses, if any, are generally paid in January of each year for services rendered during the prior fiscal year.
     Long-Term Equity Incentives
     Long-term equity incentives represent the largest at-risk component of our executive and employee compensation program. Our long-term equity incentives are designed to align the interests of our executive officers and employees with those of our shareholders by creating an incentive for our executive officers and employees to maximize long-term shareholder value. The equity compensation program is also designed to encourage our executive officers and employees to remain employed with us.
     Historically, we have granted stock options to newly-hired executive officers and employees when they commence employment with us. We have also granted stock options to continuing executive officers once a year as part of our annual performance review and appraisal process. The annual stock options are granted as a reward for past individual and corporate performance and as an incentive for future performance. All stock options are granted with a 10-year term and an exercise price equal to or greater than 100% of the fair market value of our common stock on the date of grant. The stock options generally vest over a three-year period, with one sixth of the options vesting three months after the date of grant, and the remaining five sixths of the options vesting in equal monthly installments thereafter over the remaining term, subject to the executive’s or employee’s continued employment with us through such vesting dates.
     The compensation committee approves all equity grants to our executive officers. Grants approved during scheduled meetings become effective and are priced as of the date of approval or a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly-hired executive’s start date). Grants approved by unanimous written consent become effective and are priced as of the date the last signature is obtained or as of predetermined future date. The compensation committee has not granted, nor does it intend to grant, equity compensation awards to executive officers or employees in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative clinical trial result. Similarly, the compensation committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a three-year period (with a 3 month “cliff” followed by monthly vesting thereafter), the value to recipients of any immediate increase in the price of our common stock following a grant will be attenuated. Our Chief Executive Officer’s stock options are subject to vesting procedures different from those described above and are described in further detail beginning on page 26 of this Proxy Statement under the heading “Employment Agreement with David W. Brown.”
     The compensation committee determines the number of stock options to award to a newly-hired executive officer using the same factors described above that are considered in determining the base salaries of newly-hired executive officers. The compensation committee determines the number of stock options to be awarded to continuing executives based on a variety of factors, including its review of competitive market data, its assessment of each executive officer’s individual performance and expected future contribution, a review of each executive’s existing equity incentive awards, and the importance of the executive’s continued service with the Company.
     Severance and Change-in-Control Benefits
     We enter into employment agreements with our executives in select cases, generally when it is necessary to secure the services of a newly hired executive. We have entered into an employment agreement with Mr. Brown in connection with his commencement of employment with the Company. The terms of such employment agreement, including the severance compensation payable thereunder, are described in more detail beginning on page 26 of this Proxy Statement under the heading “Certain Related-Party Transactions.”
     Perquisites
     Perquisites and other personal benefits are not factored into our executive compensation program. We prefer to compensate executive officers using a mix of current, short- and long-term compensation with an emphasis on performance and do not believe that providing an executive perquisite program is consistent with our overall compensation philosophy. We typically provide perquisites and other personal benefits to executive officers on an exception-only basis, and they are generally limited to executive relocation assistance and temporary commuting and living expenses.
     Other Benefits
     We maintain health, dental and vision insurance plans for the benefit of all eligible employees, including our executive officers. Basic coverage under each of these benefit plans is paid by the Company and any premium in excess of the basic coverage is paid by the employee or executive. These benefits are offered on the same basis to all employees including our executive officers. We also maintain a 401(k) retirement savings plan that is available to all eligible employees. Currently, the 401(k) retirement plan is not matched by the Company. Executives are eligible to participate in the 401(k) plan up to ERISA limits. No supplementary participation is available to executives or employees. Life, accidental death and dismemberment, short- and long-term disability insurance coverage, and wellness programs are also offered to all eligible employees and basic premiums are paid in full by the Company. Other voluntary benefits, such as supplemental long-term disability insurance coverage, are also made available and paid for by the employees. The above benefits are available to our executive officers on the same basis as all other eligible employees.
Summary Compensation Table
     The following table shows for the fiscal years ended June 30, 2007 and June 30, 2008, compensation awarded or paid to, or earned by, our Chief Executive Officer, any other person serving as our Chief Executive Officer during the last fiscal year, our Chief Financial Officer, any other person serving as our Chief Financial Officer during the last fiscal year, and our two other most highly compensated officers required by the rules of the SEC to be included therein (collectively, the “named executive officers”):

				Option	All other
		Salary	Bonus	awards	compensation	Total
Name and principal position	Year	($)	($)	($)(1)	($)	($)
David W. Brown,	2008	111,846	—	67,432	—	179,278
Chief Executive Officer (2)	2007	—	—	—	—	—
Bradford K. Amman,	2008	130,160	—	33,995	8,013	172,168
Chief Financial Officer (3)	2007	133,583	4,000	20,588	—	158,171
James J. Krejci,	2008	37,947	—	17,360	—	55,307
Former Chief Executive Officer (4)	2007	97,481	—	159,322	—	256,803
Stephen K. Onody,	2008	—	—	—	—	—
Former Chief Executive Officer (5)	2007	224,717	42,000	464,948	6,746 (6)	738,411
Gerald J. Houston,	2008	—	—	—	—	—
Former Chief Financial Officer (7)	2007	212,043	28,500	78,960	—	319,503

1.	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for stock options granted to the named executive officers, as determined in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used to calculate these amounts, see Notes 2 and 7 to the Financial Statements included in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2008. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

2.	Mr. Brown was hired as President and Chief Executive Officer on January 10, 2008 and on January 10, 2008, Mr. Brown was granted options to purchase up to 1,800,000 shares of the Company’s common stock at various prices from $0.23 to $0.75 per share. The option award was calculated using the Black Scholes method pursuant to SFAS 123(R).

3.	Mr. Amman was granted an option to purchase 120,000 shares of the Company’s common stock on September 26, 2006 at an exercise price of $0.76. On January 16, 2007, Mr. Amman was granted an option to purchase 26,571 shares at $0.49 per shares and on February 21, 2008 Mr. Amman was granted an option to purchase an additional 120,000 shares at $0.35 per share. The option award was calculated using the Black-Scholes method pursuant to SFAS 123(R).

Other compensation of $8,013 was the fair value of a grant of stock as of the date granted.

4.	Mr. Krejci who became the Company’s Chief Executive Officer beginning on December 21, 2006, left the Company on August 31, 2007, and as a consequence the stock option granted to Mr. Krejci terminated.

5.	Mr. Onody joined the Company as Chief Executive Officer on November 28, 2005 and resigned from the Company on November 30, 2006 and as a consequence the stock option granted to Mr. Onody terminated.

6.	For fiscal year end of June 30, 2007, other compensation consists of $1,325 for an annual life insurance premium and $5,421 for disability insurance premiums paid by the Company on behalf of Mr. Onody.

7.	Mr. Houston joined the Company as Chief Financial Officer on January 4, 2006 and resigned from the Company on February 16, 2007, and as a consequence the option granted to Mr. Houston terminated.
Grants of Plan-Based Awards
     The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended June 30, 2008:

						All Other
					All Other	Option		Grant
					Stock Awards:	Awards:	Exercise	Date Fair
		Estimated Possible Payouts			Number	Number of	or Base	Value of
		Under Non-Equity Incentive			of Shares	Securities	Price of	Stock and
		Plan Awards(1)			of Stock	Underlying	Option	Option
		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)(2)	($/Sh)(3)	($)(4)
David W. Brown	1/10/08	—	—	—	—	450,000	$0.23	93,364
						450,000	0.50	55,027
						450,000	0.75	46,743
						300,000	0.30	43,409
Bradford K. Amman	2/21/08	—	—	—	—	120,000	0.35	28,355

1.	These columns show the possible threshold, target and maximum cash bonus payments to the named executive officers for the year ended June 30, 2008 under the Company’s performance-based cash bonus program, which is described in more detail in the Compensation Discussion and Analysis beginning on page 19 of this Proxy Statement. The actual cash bonus awards earned by the named executive officers for the year ended June 30, 2008 are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation,” and the amounts set forth in these columns do not represent additional compensation paid to or earned by the named executive officers for the year ended June 30, 2008.

2.	This column shows the number of shares of common stock underlying stock options granted to the named executive officers during the year ended June 30, 2008. For Mr. Amman, stock options have a 10-year term and vest over a three-year period, with one sixth of the options vesting on the first anniversary of the date of grant and the remaining five sixths of the options vesting in equal monthly installments thereafter over the next three years, subject to the recipient’s continued employment with the Company through such vesting dates.

For Mr. Brown, stock options have a 10-year term and vest as follows:
•	Option to purchase 150,000 shares vested immediately at $0.23 per share

•	Option to purchase 450,000 shares vest monthly during calendar year 2008 at $0.23 per share.

•	Option to purchase 450,000 shares vest monthly during calendar year 2009 at $0.50 per share.

•	Option to purchase 450,000 shares vest monthly during calendar year 2010 at $0.75per share.

•	Option to purchase 62,751 out of 300,000 shares vested on April 18, 2008 at $0.30 per share based on the exercise of 2005 private placement warrants.

3.	This column shows the exercise price for the stock options granted to the named executive officers during the year ended June 30, 2008, which equals the fair market value of the Company’s common stock on the date of grant.

4.	This column shows the full grant date fair value of the restricted stock awards and stock options granted to the named executive officers during the year ended June 30, 2008, as determined in accordance with SFAS 123(R). The full grant date fair value is the amount that the Company recognizes as stock-based compensation expense in its financial statements over the required service period of the award. For additional information, see Notes 2 and 7 to the Financial Statements included in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2008.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth certain information regarding equity awards granted to the named executive officers that were outstanding as of June 30, 2008:

	Option awards					Stock awards
								Equity
			Equity					incentive
			incentive					plan
			plan					awards:
			awards:			Number	Market	Number of
	Number of	Number of	Number of			of shares	value of	unearned
	securities	securities	securities			or units	shares of	shares,	Equity Incentive
	underlying	underlying	underlying			of stock	units of	units or	plan awards: Market or payout
	unexercised	unexercised	unexercised	Option		that have	stock that	other rights	value of unearned shares, units
	options	options	unearned	exercise		not	have not	that have	or others rights that have not
	(#)	(#)	options	price	Option expiration	vested	vested	not vested	vested
Name	exercisable	unexercisable	(#)	($)	date	(#)	($)	(#)	($)
David W. Brown	375,000	—	225,000	$0.23	01/10/18	—	—	—	—
	—	—	450,000	$0.50	01/10/18	—	—	—	—
	—	—	450,000	$0.75	01/10/18	—	—	—	—
	62,751	237,249	—	$0.30	01/10/18	—	—	—	—
Bradford K. Amman	70,000	—	50,000	$0.76	09/26/16	—	—	—	—
	28,571	—	—	$0.49	01/16/17	—	—	—	—
	13,333	—	106,667	$0 .35	02/21/18	—	—	—	—
Option Exercises And Stock Vested
     The following table sets forth certain information regarding option exercises and shares of restricted stock that vested during the year ended June 30, 2008 with respect to the named executive officers:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)
David W. Brown	—	—	—
Bradford K. Amman	—	—	28,614	8,013

1.	The value realized on vesting of shares of restricted stock equals the market value of the Company’s common stock on the vesting date, multiplied by the number of shares that vested.
Pension Benefits
     None of the named executive officers participate in or have account balances in qualified or non-qualified deferred benefit plans sponsored by the Company.

Nonqualified Deferred Compensation
     None of the named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by the Company. In the future, the compensation committee may elect to provide the named executive officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in the Company’s best interests.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transactions Policies and Procedures
     Related-party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and executive officers or their immediate family members. Under its charter, our audit committee is charged with the responsibility of reviewing and approving all related-party transactions. To assist in identifying such transactions for our fiscal year ended June 30, 2008, the Company distributed questionnaires to directors, officers and beneficial owners of more than 5% of any class of the Company’s common stock.
     Current SEC rules define a related-party transaction to include any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest:
•	any executive officer, director or director nominee of the Company;

•	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common stock;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s common stock; or

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any of the foregoing persons, has a 5% or greater beneficial ownership interest.
     Although the Company does not have a formal policy with regard to related-party transactions, our audit committee may consider the following factors when deciding whether to approve a related-party transaction: the nature of the related party’s interest in the transaction; the material terms of the transaction, including, without limitation, the amount and type of the transaction; the importance of the transaction to the related party; whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company; and any other matters deemed appropriate by our audit committee.
Certain Related-Party Transactions
     Employment Agreement with David W. Brown
     On January 10, 2008, the Company entered into an Employment Agreement with David W. Brown pursuant to which Mr. Brown was hired as President and Chief Executive Officer of the Company. Unless sooner terminated pursuant to the terms of the Employment Agreement, the term of Mr. Brown’s employment as President and Chief Executive Officer of the Company will be from January 10, 2008 to December 31, 2010. Mr. Brown will be entitled to an annual base salary of $240,000 and will be eligible to receive an annual bonus of up to 75% of his base salary based upon meeting certain operating and financial benchmarks to be established by the Company’s Board of Directors and compensation committee. Mr. Brown will also be eligible to participate in the Company’s standard benefit plans. Until no later than June 1, 2008, the Company will provide Mr. Brown with temporary living benefits pending his relocation to the Denver area.
     In addition, Mr. Brown was granted options to purchase up to an aggregate of 1,800,000 shares of the Company’s common stock. The stock options shall vest and become exercisable in the amounts and based upon the exercise prices as follows: 150,000 shares were fully vested upon grant and have an exercise price of $0.23 per share; 450,000 shares vest in monthly installments of 37,500 shares from January 31, 2008 through December 31, 2008 and have an exercise price of $0.23 per share; 450,000 shares vest in monthly installments of 37,500 shares from January 31, 2009 through December 31, 2009 and have an exercise price of $0.50 per share; 450,000 shares vest in monthly installments of 37,500 shares from January 31, 2010 through December 31, 2010 and have an exercise price of $0.75 per share; and 300,000 shares that vested based upon warrants to purchase the Company’s common stock being exercised on or before April 18, 2008 and have an exercise price of $0.30 per share (of which 62,751 shares vested on April 18, 2008 and of which 237,249 shares terminated on April 18, 2008).

     During the term of his employment and for a period of six months thereafter, Mr. Brown has agreed not to, directly or indirectly, as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer, or otherwise, compete with Company within the United States and all other countries in which the Company has, as of the effective date of the termination of Mr. Brown’s employment, a registered patent and/or any active business activity in: (i) the antioxidant segment of the nutraceutical industry; or (ii) any other line of business in which Company was engaged at any time during Mr. Brown’s employment with Company; or (iii) any other line of business into which Company, during Mr. Brown’s employment with Company, formed an intention to enter into. This covenant will not prohibit Mr. Brown from owning less than two percent of the securities of any competitor of the Company, if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market. In addition, during this time, Mr. Brown has agreed not to solicit employees of the Company or interfere with the Company’s business relationships.
     If Mr. Brown is terminated without Substantial Cause or resigns for Good Reason (each as defined in the Employment Agreement), then the Company will pay to Mr. Brown severance in the amount of (i) all compensation accrued and unpaid as of the date of termination or resignation, (ii) (a) if the termination or resignation occurs prior to the first anniversary of the date of the Employment Agreement, a cash payment equal to one year of his annual base salary as of the date of termination or resignation paid over a period of twenty-four months or (b) if the termination or resignation occurs on or after the first anniversary of the date of the Employment Agreement, a cash payment equal to one year of his annual base salary as of the date of termination or resignation paid over a period of twenty-four months and the actual annual bonus paid to Mr. Brown for the year before the year of termination or resignation, and (iii) the acceleration of the vesting of all unvested stock-based long term incentive compensation granted to Mr. Brown pursuant to the Employment Agreement.
     If the Company notifies Mr. Brown that it will not renew the Employment Agreement following December 31, 2010 or any subsequent renewal term, and Mr. Brown resigns from the Company on or before the date that the Employment Agreement expires, then the Company will pay to Mr. Brown severance in the amount of (i) all compensation accrued and unpaid as of the date of resignation and (ii) a cash payment equal to six months of Mr. Browns annual base salary as of the date of resignation paid over a period of twelve months from the date of resignation.
     If Mr. Brown is terminated with Substantial Cause or resigns without Good Reason, then he shall be entitled to all compensation accrued and unpaid as of the date of termination or resignation, but he shall not be entitled to any additional severance payments or acceleration of vesting upon such termination or resignation.
     Bolder Venture Partners
     On September 28, 2007, the Company entered into a consulting arrangement with Bolder Venture Partners (“BVP”) under a signed letter of intent, pursuant to which Gene Copeland served as the Company’s interim Chief Operating Officer. The Company paid a monthly, non-refundable retainer of $15,000 per month to BVP, which was reduced to $7,500 per month after the hiring of a CEO. The Company also paid to BVP a monthly incentive fee equal to 10% of the amount of monthly revenue increase above its current monthly revenue. The Company was also required to reimburse BVP for costs and expenses incurred by BVP pursuant to the arrangement, including lodging expenses for Mr. Copeland, who is not a resident of the Denver metro area.
     The Company granted to BVP a warrant to purchase up to 1,200,000 shares of our common stock at $.30 per share for five years. BVP was granted the same registration rights as those granted to participants in our September 2007 private placement offering. The warrant vests on the occurrence of performance milestones by BVP. The consulting arrangement with BVP terminated on September 28, 2008. The incentive fee, however, continues through October 31, 2008.

CODE OF ETHICS
     We have adopted the Lifevantage Corporation Code of Ethics which applies to our Chief Executive Officer, Chief Financial Officer, principal accounting officer, and controller. The Code of Ethics is available on our website at www.lifevantage.com. The Code of Ethics addresses matters including: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submits to, the SEC and in other public communications we make; and (3) compliance with laws, rules and regulations applicable to us. The Board of Directors may grant waivers of provisions of the Code of Ethics. Any amendments to, or waivers from, a provision of our Code of Ethics that shall be disclosed by posting such information on our website at www.lifevantage.com. We have also adopted the Lifevantage Corporation Code of Business Conduct and Ethics that applies to all officers, directors and employees. Among other matters, the Code of Business Conduct addresses: compliance with laws, rules, and regulations; conflicts of interest; corporate opportunities; competition and fair dealing; discrimination; health and safety; confidentiality; protection of our assets; and payments to governmental personnel.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than ten percent of our common stock to report their ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. The Securities and Exchange Commission has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2008, we believe that all such reports were filed on a timely basis except that an initial report of ownership on Form 3 for Mr. Mauro was filed late.

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
     Gordon, Hughes & Banks, LLP audited the Company’s consolidated financial statements from December 22, 2004 until January 30, 2008. On January 30, 2008, after careful consideration, the audit committee dismissed Gordon, Hughes & Banks, LLP as the Company’s independent registered public accounting firm. On the same date, the audit committee unanimously approved the engagement of Ehrhardt Keefe Steiner & Hottman PC as the independent registered public accounting firm of the Company for the remainder of the fiscal year ended June 30, 2008.
     The audit committee of our Board of Directors has selected Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent auditors for the fiscal year ending June 30, 2009 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Representatives of Ehrhardt Keefe Steiner & Hottman PC are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
     Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors. However, the audit committee is submitting the selection of Ehrhardt Keefe Steiner & Hottman PC to the shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the audit committee will review its future selection of independent auditors. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our shareholders.
     The affirmative vote of the holders of a majority of the outstanding shares of common stock will be required to ratify the selection of Ehrhardt Keefe Steiner & Hottman PC. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Principal Accountant Fees and Services
     The following table presents (1) fees for professional audit services rendered by Gordon, Hughes & Banks, LLP, the Company’s principal accountant through January 30, 2008, for the audit of our annual financial statements for the fiscal year ended June 30, 2007, and fees billed for other services rendered by Gordon, Hughes & Banks, LLP during that period, and (2) fees for professional audit services rendered by Ehrhardt Keefe Steiner & Hottman PC, the Company’s principal accountant beginning January 30, 2008, for the audit of our annual financial statements for the fiscal year ended June 30, 2008, and fees billed for other services rendered by Ehrhardt Keefe Steiner & Hottman PC during that period:

	Fiscal Year Ended
	2008	2007
Audit Fees	$45,500	$35,000
Audit-related Fees (1)	26,000	47,302
Tax Fees (2)	8,164	6,000
All Other Fees	—	—

Total Fees	$79,664	$88,302

1	Audit-related fees of $26,000 and $47,302 in fiscal years ended June 30, 2008 and 2007 related to assurance and other services related to performance of the audit and review of interim reports.

2	Tax fees of $8,164 and $6,000 in fiscal years ended June 30, 2008 and 2007 are for tax compliance, advice and planning.
Pre-Approval Policies and Procedures
     The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Ehrhardt Keefe Steiner & Hottman PC. The policies require pre-approval of all auditing and such non-auditing services as our independent auditor is permitted to provide, subject to de minimus exceptions for services other than audit, review, or attest services that are approved by the audit committee prior to completion of the audit. All of the items identified under “Audit-Related Fees”, “Tax Fees” and “All Other Fees” above were approved by the audit committee. Alternatively, the engagement of our independent auditor may be entered into pursuant to pre-approved policies and procedures that our audit committee may establish, so long as these policies and procedures are detailed as to particular services and the audit committee is informed of each service. In making these determinations, the audit committee will consider whether the services provided are compatible with maintaining our auditor’s independence. We are prohibited by applicable law from obtaining certain non-audit services from our independent auditor and, in that event, we would obtain these non-audit services from other providers.
     The audit committee has determined that the rendering of the services other than audit services by Ehrhardt Keefe Steiner & Hottman PC is compatible with maintaining the principal accountant’s independence.
     On January 30, 2008, the Company dismissed Gordon, Hughes & Banks, LLP as the Company’s independent registered public accounting firm. The Company appointed Ehrhardt, Keefe, Steiner & Hottman PC on January 30, 2008 as its independent registered public accounting firm beginning for the three months ended December 31, 2007. The decision to change accountants was recommended and approved by the Company’s Board of Directors and its Audit Committee on January 30, 2008.
     Neither Gordon, Hughes & Banks, LLP’s audit report dated October 10, 2007 on the Company’s consolidated financial statements as of and for the year ended June 30, 2007, included in its Form 10-KSB filed October 12, 2007, nor Gordon, Hughes & Banks, LLP’s audit report dated August 15, 2006 and updated on November 28, 2006 on the Company’s consolidated financial statements as of and for the year ended June 30, 2006, included in its Form 10-KSB and amended Form 10-KSB/A filed September 28, 2006 and November 30, 2006 respectively, contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope, or accounting principles.
     In connection with the audits of the Company’s financial statements for the fiscal years ended June 30, 2007 and 2006 and in the subsequent interim period through January 30, 2008, the date of the dismissal of the former accountant, there were no disagreements with Gordon, Hughes & Banks, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Gordon, Hughes & Banks, LLP, would have caused Gordon, Hughes & Banks, LLP to make reference to the subject matter of the disagreement in connection with its report. During the years ended June 30, 2007 and 2006, and the subsequent interim period through January 30, 2008, Gordon, Hughes & Banks, LLP did not advise the Company of any reportable events as described in Item 304(a)(1)(iv)(B) of Regulation S-K. Gordon, Hughes & Banks, LLP’s letter to the SEC stating its agreement with the statements in this paragraph is filed as an exhibit to the Company’s Current Report on Form 8-K dated February 8, 2008.
     The Company engaged Ehrhardt, Keefe, Steiner & Hottman PC as its independent registered public accounting firm for the fiscal year ending June 30, 2008. The Company has not consulted with Ehrhardt, Keefe, Steiner & Hottman PC during its two most recent fiscal years or during any subsequent interim period prior to the appointment of Ehrhardt, Keefe, Steiner & Hottman PC as the Company’s independent registered public accounting firm regarding any matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.
Board Recommendation
Our Board of Directors recommends the shareholders vote FOR ratification of Ehrhardt, Keefe, Steiner & Hottman PC as our independent auditors for the fiscal year ending June 30, 2009.

HOUSEHOLDING OF PROXY MATERIALS
     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
     This year, a number of brokers with account holders who are Lifevantage Corporation shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Lifevantage Corporation., Bradford K. Amman, Secretary, 11545 W. Bernardo Court, Suite 301, San Diego, California 92127. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS
     Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
INCORPORATION BY REFERENCE
     This proxy statement includes references to our website address. Our website address is intended to provide inactive, textual references only. The information on our website is not part of this proxy statement.

By Order of the Board of Directors
/s/ Bradford K. Amman
Bradford K. Amman
Secretary

October 28, 2008

	(BAR CODE)
	Lifevantage Corporation

(BAR CODE)	MR	A	SAMPLE
	DESIGNATION	(IF	ANY)
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	ADD		6

	(SCALE)

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Least Address Line	000000000.000 ext
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C 1234567890 J N T
(BAR CODE)
☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	(123456)	C0123456789	12345

A Election of Directors
1.	To elect six (6) directors to hold office for a one-year term expiring at the 2009 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

Nominees:	For	Withhold
01 — Dr. James D. Crapo	☐	☐
02 — Mr. Jack R. Thompson	☐	☐
03 — Dr. Joe M. McCord	☐	☐
04 — Mr. David W. Brown	☐	☐
05 — Mr. Richard Doutre’ Jones	☐	☐
06 — Mr. Garry Mauro	☐	☐

	For	Against	Abstain

2. To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as independent auditors of the Company for its fiscal year ending June 30, 2009	☐	☐	☐
E Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign exactly as name appears on this proxy. If joint owners EACH should sign this proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your FULL title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /
▪

Proxy — LIFEVANTAGE CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 7, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 The undersigned shareholder of LifeVantage Corporation (the “Company”) hereby appoints Bradford K. Amman and David W. Brown and each of them, the proxies of the undersigned, with power to act without the other and with full power of substitution, to attend and represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Wednesday, January 7, 2009 and at any adjournment or postponement thereof, and to vote all of such shares that the undersigned is entitled to vote at such Annual Meeting or at any adjournment or postponement thereof, as stated on the reverse side.
THIS PROXY WILL BE VOTED BY THE PROXIES AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
Your are urged to mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.
THANK YOU FOR VOTING

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